CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 15, 2003 relating to the financial statements and financial statement schedule of CTI Molecular Imaging, Inc., which appears in CTI Molecular Imaging, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2003.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
August 18, 2004